Exhibit 10.58
SEVENTEENTH AMENDMENT TO OFFICE LEASE
For valuable consideration, the receipt and adequacy of which are expressly acknowledged, KBSII GRANITE TOWER, LLC, a Delaware limited liability company (“Landlord”), and ANADARKO PETROLEUM CORPORATION, a Delaware corporation (“Tenant”) agree as of this 19th day of December, 2018 (“Effective Date”) that:
1.Definitions. In this Seventeenth Amendment to Office Lease (“Seventeenth Amendment”), the following terms have the meaning given:
A.Landlord: KBSII Granite Tower, LLC, a Delaware limited liability company, as successor to Cumberland Office Park, LLC, a Georgia limited liability company, as successor to Denver-Stellar Associates Limited Partnership, a Delaware limited partnership.
B.Tenant: Anadarko Petroleum Corporation, a Delaware corporation.
C.Lease: Agreement of Lease dated July 30, 2002, between Denver-Stellar Associates Limited Partnership, a Delaware limited partnership (“DSA”), and Western Gas Resources, Inc. (“Original Tenant”) (“Original Lease”), as amended by:
(1)First Amendment to Lease, dated as of September 10, 2002, between DSA and Original Tenant (“First Amendment”);
(2)Second Amendment to Lease, dated as of July 23, 2004, between DSA and Original Tenant (“Second Amendment”);
(3)Third Amendment to Lease, dated as of November 1, 2004, between DSA and Original Tenant (“Third Amendment”);
(4)Fourth Amendment to Lease, dated as of December 31, 2004, between DSA and Original Tenant (“Fourth Amendment”);
(5)Fifth Amendment to Lease, dated as of April 20, 2005, between DSA and Original Tenant (“Fifth Amendment”);
(6)Sixth Amendment to Lease, dated as of May 18, 2005, between DSA and Original Tenant (“Sixth Amendment”);
(7)Seventh Amendment to Lease, dated as of June 15, 2005, between DSA and Original Tenant (“Seventh Amendment”);
(8)Eighth Amendment to Lease, dated as of November 15, 2005 (“Eighth Amendment”), between Cumberland Office Park, LLC, a Georgia limited liability company (“Successor Landlord”), as successor in interest to DSA, and Original Tenant;

(9)Ninth Amendment to Office Lease between Successor Landlord and Tenant, successor in interest to Original Tenant, dated as of February 16, 2007 (“Ninth Amendment”);
(10)Tenth Amendment to Office Lease dated September 11, 2007, between Successor Landlord and Tenant (“Tenth Amendment”);
(11)Eleventh Amendment to Office Lease dated November 9, 2007, between Successor Landlord and Tenant (“Eleventh Amendment”);
(12)Twelfth Amendment to Office Lease dated March 3, 2008, between Successor Landlord and Tenant (“Twelfth Amendment”);
(13)Thirteenth Amendment to Office Lease dated October 6, 2011, between Landlord, as successor in interest to Successor Landlord, and Tenant (“Thirteenth Amendment”);
(14)Fourteenth Amendment to Office Lease dated November 13, 2012, between Landlord and Tenant (“Fourteenth Amendment”);
(15)Fifteenth Amendment to Office Lease dated June 5, 2013, between Landlord and Tenant (“Fifteenth Amendment”);
(16)Sixteenth Amendment to Office Lease dated August 17, 2015, between Landlord and Tenant (“Sixteenth Amendment”);
(17)This Seventeenth Amendment.
D.    Current Premises: As of the date of the Sixteenth Amendment, the premises were comprised of approximately 343,080 rentable square feet (“Current Premises”) as more particularly described on Exhibit A attached hereto (the “Premises Schedule”). Landlord and Tenant acknowledge that Landlord has remeasured the Building, the Current Premises and the New Premises (as hereinafter defined) using a registered architect using "BOMA standards" which is defined herein to mean the Office Buildings: Standard Methods of Measurement (ANSI/BOMA Z65.1 -2017) (“BOMA 2017 Remeasurement”). Based on the BOMA 2017 Remeasurement, the revised square footage of the Building is 591,070 rentable square feet and the revised square footage of the Current Premises is 360,584 rentable square feet as reflected on Exhibit A-1 attached hereto.
E.    Swing Floors: Upon the Effective Date of this Seventeenth Amendment, Floor 19 of the Current Premises comprised of 21,262 rentable square feet (based on the BOMA 2017 Remeasurement), Floor 20 of the Current Premises comprised of 21,260 rentable square feet (based on the BOMA 2017 Remeasurement) and Floor 22 of the Current Premises comprised of 22,319 rentable square feet (based on the BOMA 2017 Remeasurement) shall be designated collectively as the “Swing Floors”.
F.    Building Address: Granite Tower

1099 18th Street, Denver, CO 80202
G.    Original Expiration Date: April 30, 2021 (“Term”).
H.    Extended Expiration Date: April 30, 2033 (“Extension Term”)
I.    Capitalized Terms: Any capitalized term used in this Seventeenth Amendment but not defined in this Seventeenth Amendment has the meaning set forth for such term in the Ninth Amendment.
2.Controlling Lease Documents/Conditions. Except as specifically set forth in Paragraph 5 of the Ninth Amendment, as of the Effective Date, the term “Lease” shall mean the Original Lease, plus the Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth Amendments. The First through Eighth Amendments, inclusive, were terminated and replaced in their entirety by the Ninth Amendment.
3.New Premises. Upon the Extension Term Commencement Date (as hereinafter defined), the “Premises” under the Lease shall be deemed to consist of 295,743 rentable square feet comprised of the Current Premises less the Swing Floors (collectively, the “New Premises”).
4.Extension Term. Subject to and upon the terms and conditions set forth herein, the “Extension Term” shall mean a period of one hundred forty-four (144) months commencing effective as of May 1, 2021 ("Extension Term Commencement Date"), and expiring on April 30, 2033. The Extension Term shall be subject to the same terms and conditions in the Lease, as amended by this Seventeenth Amendment. “Original Term” shall mean the period from the Commencement Date through the Extension Term.
5.Base Rent for the New Premises for the Extension Term. On the Extension Term Commencement Date, and continuing for the duration of the Extension Term, Tenant shall pay Landlord Base Rent for the New Premises according to the following schedule:
NEW PREMISES RENT SCHEDULE

Term	Per Sq. Ft. (295,743 rsf)	Monthly Rent	Annual Base Rent
5-1-21 to 4-30-22	$32.31	$796,223.33	$9,554,680.00*
5-1-22 to 4-30-23	$33.12	$816,128.92	$9,793,547.00
5-1-23 to 4-30-24	$33.94	$836,532.14	$10,038,385.68
5-1-24 to 4-30-25	$34.79	$857,445.44	$10,289,345.32
5-1-25 to 4-30-26	$35.66	$878,881.58	$10,546,578.95
5-1-26 to 4-30-27	$36.55	$900,853.62	$10,810,243.42
5-1-27 to 4-30-28	$37.47	$923,374.96	$11,080,499.51
5-1-28 to 4-30-29	$38.40	$946,459.33	$11,357,512.00
5-1-29 to 4-30-30	$39.36	$970,120.82	$11,641,449.80
5-1-30 to 4-30-31	$40.35	$994,373.84	$11,932,486.04
5-1-31 to 4-30-32	$41.36	$1,019,233.18	$12,230,798.19

5-1-32 to 4-30-33	$42.39	$1,044,714.01	$12,536,568.15
* Notwithstanding anything to the contrary contained in this Seventeenth Amendment, Landlord agrees not to demand or collect from Tenant monthly installments of Base Rent for the New Premises and for all or any portion of the Swing Floors which become part of the New Premises pursuant to the exercise by Tenant of the Hold Option for the Swing Floors (as described in Paragraph 10 below) for the period beginning on May 1, 2021, and ending on January 31, 2022 (collectively, the “Abatement Period”) (collectively, the “Rent Abatement”). The Rent Abatement afforded by this Section will be of no force or effect if as of the date on which any installment of Base Rent would otherwise be due during the Abatement Period, (i) a material event of default by Tenant has occurred and is continuing under the Lease beyond any applicable notice and cure period, or (ii) an assignment of the Lease has occurred (other than to an Affiliate or Qualified Transferee) or a sublease of more than fifty percent (50%) of the New Premises exists. Except for such Rent Abatement, all of the terms and conditions of the Lease will be applicable during the Abatement Period. The Rent Abatement shall also apply to Tenant’s Proportionate Share of the increases in Operating Expenses and Taxes in excess of the Operating Expense Base Amount and Tax Base Amount, respectively, as modified below during the Abatement Period. Notwithstanding the foregoing, Landlord reserves the right to issue a check to Tenant at any time for all or any portion of the Rent Abatement.
6.Base Year. In addition to paying Base Rent for the New Premises during the Extension Term as set forth above, Tenant shall also pay as “additional rent”, commencing on January 1, 2022, an amount determined in accordance with Paragraph 4 of the Original Lease as amended by the next sentence. As of May 1, 2021, the “Operating Expense Base Amount” and the “Tax Base Amount” for the New Premises will be the dollar amounts of Operating Expenses and Taxes, respectively, per rentable square foot calculated by Landlord for the calendar year 2021, as they may be adjusted pursuant to subparagraph 4(a)(vii)(A) of the Original Lease. Landlord will advise Tenant in writing promptly upon their determination in early 2022. Commencing January 1, 2022, Tenant will pay as “additional rent” for the New Premises, Tenant’s Proportionate Share of the increases, in Operating Expenses and Taxes, per rentable square foot of the New Premises, in excess of the Operating Expense Base Amount and Tax Base Amount, respectively. For avoidance of doubt, nothing herein shall amend or replace the not to exceed amount set forth in subparagraph 4(a)(vii)(B) of the Original Lease.
7. Tenant’s Proportionate Share. Landlord and Tenant acknowledge that due to the BOMA 2017 Remeasurement the Building has been remeasured and contains 591,070 rentable square feet and that the New Premises have been remeasured and contain 295,743 rentable square feet as reflected on Exhibit A-1 attached hereto. Accordingly, effective as of the Swing Floors Surrender Date (as hereinafter defined), and continuing for the duration of the Extension Term, Tenant’s Proportionate Share of the New Premises shall be 50.04% (295,743 rsf / 591,070 rsf).
8.Surrender of the Swing Floors. Upon the Effective Date, Floor 19, Floor 20 and Floor 22 of the Current Premises will be designated collectively as the “Swing Floors”. Provided Tenant does not exercise the Hold Option for the Swing Floors (as described in Paragraph 10 below), Tenant agrees to surrender the entirety of the Swing Floors within thirty (30) days of the Substantial Completion of the New Premises Tenant Improvements (as those terms are defined in Paragraph 11 below and Exhibit C to this Seventeenth Amendment) but in no event later than the Extension Term Commencement Date

(“Swing Floors Surrender Date”). Rent for the Swing Floors shall be abated under the provisions of Paragraph 5 above from the date Tenant commences construction of the New Premises Tenant Improvements through the end of the Original Expiration Date (April 30, 2021). Unless Tenant exercises the Hold Option for the Swing Floors, within thirty (30) days after the Substantial Completion of the New Premises Tenant Improvements, but in no event later than the Original Expiration Date and subject to the terms of this Seventeenth Amendment and the Lease, Tenant shall cause the Swing Floors to be vacated and turned over to Landlord in their current “as is” condition, normal wear and tear accepted, provided, however, notwithstanding the foregoing, Tenant shall, on or before the date which is thirty (30) days after Substantial Completion of the New Premises Tenant Improvements, (i) remove all of Tenant’s furniture and other personal property (collectively, the “Personal Property”) from the Swing Floors; (ii) make the necessary repairs to restore the Swing Floors to the condition required under Paragraph 6 of the Original Lease.
9.Release of Liability for the Swing Floors. Provided Tenant does not exercise the Hold Option for all or any portion of the Swing Floors, from and after the Swing Floors Surrender Date and subject to the provisions of this Seventeenth Amendment, Tenant shall be released from any further obligations under the Lease and this Seventeenth Amendment as they relate to the Swing Floors only but shall remain liable for any obligations which accrue prior to the Swing Floors Surrender Date.
10.Hold Option for the Swing Floors. From and after the Effective Date through December 31, 2019, provided that no uncured material default by Tenant beyond any applicable notice and cure period has occurred under any term or provision contained in the Lease, Tenant shall have the right and option to lease all of either Floor 19 of the Current Premises comprised of 21,262 rentable square feet and/or Floor 20 of the Current Premises comprised of 21,260 rentable square feet (“Hold Option”) on the same terms and conditions of this Seventeenth Amendment, including Rent Abatement for the Swing Floors pursuant to the Hold Option timely exercised by Tenant, including the per square foot rates for Base Rent and the per square foot rate for the Tenant Improvement Allowance. To exercise the Hold Option, Tenant shall provide written notice ("Hold Option Notice") to Landlord on or before December 31, 2019. If Tenant elects to exercise the Hold Option, the parties shall thereafter enter into a further amendment of the Lease recognizing the exercise of the Hold Option by Tenant. Failure by Tenant to provide the Hold Option Notice within the time limits set forth herein shall constitute a waiver of such Hold Option.
11.Tenant Improvement Allowance. Tenant agrees to accept the New Premises in its current “as-is” condition, subject to Landlord's obligation to provide the tenant improvement allowance (“Tenant Improvement Allowance”) described in the next sentence. The Tenant Improvement Allowance will be Thirty-Two Million Three Hundred Seventeen Thousand Three Hundred Dollars ($32,317,300.00) based on One Hundred Nine Dollars and 27/100 ($109.27) per rentable square feet in the New Premises. Construction of the tenant improvements for the New Premises (“New Premises Tenant Improvements”) shall be governed by Exhibit C to this Seventeenth Amendment and payment of the Tenant Improvement Allowance by Landlord shall be governed by the provisions of Paragraph 10 of Exhibit C to this Seventeenth Amendment. Subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, the New Premises Tenant Improvements shall include the right of Tenant to construct a private café and/or fitness facilities and/or medical, dental or vision facilities (the medical, dental, or vision facilities shall be collectively referred to as “Medical Facilities”) in the New Premises. The installation of any Medical Facilities in the New Premises shall be subject to compliance by Tenant with any applicable laws which are specific to Tenant's operations in the New Premises as a medical, dental or vision facility, including without limitation obtaining any professional or other similar licenses or permits for such use. Tenant shall be responsible, at Tenant’s sole risk and expense, for the treatment, storage, disposal and removal of any medical waste, infectious materials, toxic, radioactive or hazardous materials (all of which shall be deemed to be “Hazardous Materials” as defined in Paragraph 26 below) used or occurring in the New Premises, in a safe and responsible manner and in full compliance with all applicable laws, ordinances and regulations now in effect or hereinafter enacted, including without limitation the Occupational Safety and Health Administration’s Bloodborne Pathogen Regulations contained at C.F.R 29 §1910.103 et. seq. Notwithstanding anything contained herein to the contrary, the Tenant Improvement Allowance shall be available to Tenant for use pursuant to Exhibit C of this Seventeenth Amendment at any time from and after the Effective Date through the Construction Termination Date (as hereinafter defined), or, in the alternative, Tenant may elect in writing on or before the Construction Termination Date to Landlord to apply up to Five Million Six Hundred Twenty Thousand Four Hundred Dollars ($5,620,400.00) (“Rent Credit”) of the Tenant Improvement Allowance as a credit against Rent due under the Lease or for future improvements to the New Premises (“Future Improvements”). Notwithstanding anything in this Seventeenth Amendment or in Exhibit C of this Seventeenth Amendment to the contrary, the Tenant Improvement Allowance shall be used only for the construction of the New Premises Tenant Improvements (which includes architectural, engineering, Tenant’s project management fees, construction, low voltage cabling, relocation costs, third party move expenses, furniture and lobby security desk), the Permitted Costs (as defined in Paragraph 10 in Exhibit C to this Seventeenth Amendment), the Rent Credit, or for Future Improvements and if construction of the New Premises Tenant Improvements is not completed or if Tenant has not requested in writing that Landlord apply all or any portion of the Rent Credit, or reserve all or any portion of the Rent Credit for Future Improvements on or before September 30, 2021 (“Construction Termination Date”), then Landlord’s obligation to provide the Tenant Improvement Allowance shall terminate and become null and void, and Tenant shall be deemed to have waived its rights in and to the Tenant Improvement Allowance. Notwithstanding anything contained herein or in Exhibit C to this Seventeenth Amendment, Landlord shall have the right to issue a check to Tenant for all or any portion of the Rent Credit. Tenant shall have no obligation to remove or restore any existing improvements in the New Premises (including Tenant’s current data, phone and security cabling) existing as of the Effective Date or any stairwells between floors if added by Tenant.
12.Expansion Option. Provided that no uncured material default by Tenant has occurred under any term or provision contained in the Lease, Tenant shall have the right and option (the "Expansion Option") during the Extension Term to expand the New Premises effective as of May 1, 2026, to include Floor 19 of the Premises comprised of 21,262 rentable square feet and/or an alternative floor if Tenant previously exercised the Hold Option on Floor 19 for use by Tenant (“Expansion Space”) for the remainder of the then remaining Extension Term (the "Expansion Term") under the same terms, conditions and covenants contained in this Seventeenth Amendment, except that: (a) no abatements, inducements or other concessions, if any, applicable to the Extension Term shall apply to the Expansion Term; (b) the Base Rent shall be equal to the per square foot rates for Base Rent for the New Premises at the time the Expansion Space is added to the New Premises and shall include a tenant improvement allowance for the Expansion Space equal to Sixty-Seven Dollars and 08/100 ($67.08) per square foot of the Expansion Space; (c) Tenant shall have no further Expansion Option; and (d) monthly parking charges for spaces allocated to the Expansion Space will reflect the existing rate effective at the time of the commencement of the Expansion Term. To exercise its Expansion Option hereunder, Tenant shall provide written notice ("Expansion Notice") to Landlord on or before May 1, 2025. Landlord shall reply within thirty (30) business days of receipt of the Expansion Notice and notify Tenant in writing of the Expansion Space then available for lease, and if available, Tenant shall be granted the option to lease the Expansion Space under the terms set forth herein. If Tenant elects to lease such Expansion Space, Tenant shall give notice thereof to Landlord. The parties shall thereafter enter into an amendment of the Lease reflecting the inclusion of the applicable Expansion Space into the New Premises. Failure by Tenant to provide the Expansion Notice within the time limits set forth herein shall constitute a waiver of such Expansion Option.
13.Renewal Option. Notwithstanding anything herein, the provisions of Article 12 of the Ninth Amendment shall continue to be applicable upon the expiration of the Extension Term except that if Tenant elects to exercise its Renewal Option, the rate applicable to the Renewal Term shall be ninety- five percent (95%) of the Market Rate as defined in Paragraph 12(d) of the Ninth Amendment.
14.Right of First Refusal and Preferential Right of First Offer. Notwithstanding anything contained herein to the contrary, the provisions of Article 13 (deemed to include the Swing Floors surrendered by Tenant pursuant to Paragraph 8 herein) and Article 14 of the Ninth Amendment shall continue to be applicable during the Extension Term.
15.Early Termination Right. So long as no material event of default by Tenant has occurred and is continuing under the Lease, or any amendments thereto, Tenant shall have the following alternative one time rights to terminate this Lease for all or any portion of the New Premises (collectively, the “Termination Right”). Tenant may terminate the Lease for the entirety of the New Premises or, in the alternative, Tenant may terminate the Lease for a portion of the New Premises provided that if Tenant exercises its termination right for only a portion of the New Premises as designated by Tenant, Tenant must maintain at least four (4) contiguous floors as designated by Tenant. Any such termination, if timely exercised shall be effective as of either April 30, 2028, or April 30, 2030, as selected by Tenant (as applicable, the "Termination Date"). To exercise the Termination Right, Tenant shall deliver a written termination notice (the "Termination Notice") to Landlord at least twelve (12) months prior to the anticipated Termination Date which Termination Notice shall identify the floors proposed to be terminated by Tenant. In the event of any such termination, Tenant shall pay to Landlord, on or before the applicable Termination Date, the termination fee (the "Termination Fee") in the amount described below. The Termination Fee for a Termination Date of April 30, 2028, or April 30, 2030, shall be equal to the sum of (w) the unamortized portion of all of the New Premises Tenant Improvements to the New Premises paid for by Landlord (including any unamortized commissions and the Tenant Improvement Allowance for the New Premises, and (x) all documented leasing and brokerage commissions and expenses, excluding expenses incurred under Paragraph 16 below, relating to the Seventeenth

Amendment paid for by Landlord (the sum of the costs described in items (w) and (x) above being referred to as the "Total Costs"). The unamortized portion of the Total Costs shall be the balance of the Total Costs remaining to be amortized as of the Termination Date with the amortization period beginning on May 1, 2021, and ending on April 30, 2033. Such amortization shall be calculated using the even payment method, with interest at the rate of six percent (6%) per annum, and all such payments having been assumed to be made through the Termination Date. Within thirty (30) days after written request from Tenant, Landlord will provide to Tenant a statement of the Total Costs which can then be determined together with reasonable documentation of the same; thereafter when square footage is added to the New Premises which is not included in the initial calculation, Landlord will advise Tenant of new Total Costs. Landlord's failure to timely notify Tenant of such Total Costs will not limit Tenant's obligation to pay any Termination Fee hereunder. If Tenant objects to Landlord's calculation of the Total Costs from time to time after meeting with Landlord to review the basis for such calculation, Tenant will have the right to require such Total Costs determination to be decided by arbitration. Within thirty (30) days after the delivery of the Termination Notice, Landlord shall prepare and deliver to Tenant Landlord's calculation of the Termination Fee (the "Calculation Statement"), which shall be final and binding, absent manifest error or unless the Total Costs are in dispute as set forth in the preceding sentence. Failure of Tenant to give timely notice as required above or to pay timely the Termination Fee, as noted in the Calculation Statement, within the respective time periods set forth herein, shall render this paragraph, and the rights contained herein, null and void and of no further force or effect. Additionally, Tenant agrees to fully and faithfully perform all of its obligations under this Lease for the period commencing upon the receipt of the Termination Notice up through the Termination Date. The rights under this Paragraph 15 are transferable in whole only to an Affiliate.
16.Restroom Renovations and HVAC Upgrades. In conjunction with the construction of the New Premises Tenant Improvements, Landlord will be responsible for all costs associated with Tenant’s removal of the perimeter heat panels, installation of new VAV boxes, and upgrade to DDC controls on all floors of the New Premises that are not currently upgraded. In addition, and in conjunction with the construction of the New Premises Tenant Improvements, Landlord will be responsible for all costs associated with the upgrade of the Building restrooms, to be commensurate with a Class A office building in the central business district of Denver, Colorado, subject to Tenant’s reasonable approval, including reasonable finish selections, plus the cost of adding additional facilities to accommodate ADA or other applicable laws or ordinances, if required.
17.Building Upgrades. Landlord, at its sole cost and expense as a capital item and not to be included in the Operating Expense Base Amount, shall make upgrades to the Building pursuant generally to the plans titled “Granite Tower Design Package” dated October 29, 2018, by DLR Group, a copy of which is attached hereto as Exhibit D. Landlord will also inform Tenant of any proposed elevator upgrades and any elevator cab upgrades. By execution hereof, Tenant shall be deemed to have approved the Granite Tower Design Package for the Building upgrades as described herein, including finishes, except for the improvements to the garage elevator lobbies, garage elevator cab upgrades and building elevator cab upgrades, which will be subject to Tenant’s reasonable approval.

18.Telephone and Telecommunications Services. Subject to Paragraph 11 above, Landlord and Tenant acknowledge and agree that the provisions of Article 27 of the Original Lease shall apply to the entirety of the New Premises.
19.Parking. For the period commencing effective as of the Swing Floors Surrender Date and continuing for the duration of the Extension Term, Tenant shall have the right to lease from the Parking Garage Operator a total of 388 parking spaces in the parking garage at the then current monthly rates posted by the Garage Operator of which ten percent (10%) of such spaces may be reserved. The current market rate for unreserved parking spaces in the parking garage is $210.00 per space, per month and the current rate for reserved parking spaces in the parking garage is $260.00 per space, per month. Provided there exists no material event of default beyond any applicable notice and cure period, all parking charges shall be abated for the period between the Effective Date and December 31, 2019.
20.Assignment and Subleasing. From and after the Effective Date, Article 15 of the Original Lease is deemed supplemented by the following additional provisions:
(j)(j)Any assignment or sublease by Tenant pursuant to the provisions of this Article 15 to a company/firm with a “tangible net worth” of at least $100MM may include all extension, expansion, preferential, parking, signage and other rights as set forth in the Lease.
(k)In the event of any subleasing or assignment of the Lease, Tenant shall remain primarily liable for its obligations hereunder; provided however, that Tenant shall be released from any liability occurring after the date of such transfer if the transferee has a “tangible net worth” of at least $10B and has an investment grade credit rating (S&P BBB or greater) as established to the reasonable satisfaction of Landlord.
(l)Notwithstanding anything in the Lease to the contrary, Tenant shall have the right to assign, sublet or transfer the Lease, or its interest therein, without the prior written consent of Landlord and without additional payment to Landlord, to any of their respective subsidiaries or affiliates or to any entity acquiring all or substantially all of the assets or equity interests of Tenant. For this purpose of this Seventeenth Amendment, “affiliate” shall have the meaning set forth in Article 15(g)(i) of the Original Lease. In addition, notwithstanding anything to the contrary in the Lease, a change of control of Tenant or a sale of all or substantially all of the assets of Tenant shall not be deemed an assignment of the Lease for any reason, and no notice to Landlord shall be required upon the consummation of any such transaction.
21.Amenities. So long as no material event of default by Tenant has occurred and is continuing under the Lease, Tenant shall have the nonexclusive, without charge except as set forth below and in common with other tenants, to use the fitness center in the Building, a shared conference center on the 3rd floor of the Building providing seating for approximately seventy- four (74) people (“Conference Facilities”), and sufficient bike storage area in the Building

(collectively, the “Amenities”), in all cases with no membership fee or separate rental charge to Tenant or Tenant’s employees; however, Tenant shall be responsible for the cost of any special services related to Tenant’s use of the Amenities, e.g., long-distance phone calls, catering, set up or take down costs, special or extraordinary cleaning fees, personal training services, above Building Standard security, etc. Landlord shall not allow the general public (as opposed to tenants of the Building and such tenants’ employees) to reserve the conference center or use the fitness center or bike storage area. Landlord shall operate, repair, and maintain and periodically upgrade the Amenities to ensure the same meet the standards of Class A office buildings located in the central business district of Denver, Colorado at all times during the Extension Term. Tenant shall have priority use of the Conference Facilities and the Building Lobby for special Tenant events including the right to schedule use thereof up to two (2) months in advance while other tenants of the Building may only reserve one (1) month in advance, unless otherwise agreed to in writing by Tenant.
22.Signage Rights. Tenant’s signage rights for the Extension Term shall be as set forth in Paragraph 24 of the Ninth Amendment subject to the revised Paragraph 24(b) of the Ninth Amendment set forth below:

b.
Façade Signage. Tenant, at its sole cost and expense, shall have the right to exclusive façade signage bearing the name “Anadarko” or Tenant’s logo (subject to the reasonable approval of Landlord) in the form of a backlit sign, at or near the top of the Building, subject to the approval of the City and County of Denver and compliance with all applicable codes and subject to Tenant’s compliance with all of the following:

(i)	Tenant and its affiliates occupy at least seven (7) floors in the Building;

(ii)	Tenant is not in material default under the Lease after notice and opportunity to cure; and

(iii)	Tenant installs, repairs and maintains such signage in accordance with the provisions of Exhibit I attached hereto.

(iv)	Tenant shall have the right to assign or transfer this façade signage right solely in compliance with Paragraph 25 below.
In addition to the foregoing signage rights, Tenant shall have the right to place one sign (the “Elevator Lobby Sign”), that includes the name of tenant (or assumed name such as “Anadarko”) only, on or near the elevator bank servicing the New Premises, at a specific location reasonably determined by Landlord, in consultation with Tenant. Tenants Elevator Lobby Sign shall not be in a less prominent position that that of other tenant(s) in the Building. The name of the Building shall remain “Granite Tower”, unless and until Tenant elects to change the name of the Building to Anadarko Tower (Plaza, Place). Tenant shall have the right to name the Building provided Tenant is not in default under the Lease after notice and an opportunity to cure and provided further that Tenant has not assigned the Lease and Tenant occupies a minimum of 281,020 rentable square feet.

23.Additional Lease Provisions. Upon the Effective Date, the Lease shall be deemed supplemented by the addition of the Additional Lease Provisions attached hereto as Exhibit B and incorporated herein by reference.
24.Security Desk. A manned security desk in the Building lobby shall be operated by Landlord twenty-four (24) hours a day, seven (7) days a week. Access to the Building and its elevator banks (which may be limited after Building hours) shall be by controlled card access after normal Building operating hours. Tenant shall be entitled to install an independent security desk in a location reasonably acceptable to Landlord to place its own personnel to greet its visitors, to include signage on the security desk. The design of Tenant’s security desk is subject to Landlord’s reasonable approval to insure that the design of the lobby renovation by Landlord remains intact. Installation of Tenant’s independent security desk shall be at the sole cost and expense of Tenant, subject to application of the Tenant Improvement Allowance. The cost of personnel to man Tenant’s security desk shall be at Tenant’s sole cost and expense.
25.Holdover. Upon the Effective Date, Article 16 of the Original Lease is deemed deleted and replaced with the following:

16.	Three (3) Month Extension Option and Holdover.
(a)Tenant, with respect to the Extension Term and each Renewal Term (hereinafter defined), shall have the options (each, a “3-Month Extension Option”), to extend the Extension Term and each of the Renewal Terms for an extension term of three (3) months (hereinafter referred to as “3-Month Extension Term”). Each 3-Month Extension Term shall commence on the day after the date upon which the Extension Term or the then current Renewal Term, as the case may be, is due to expire and shall expire at 11:59 p.m., Mountain Time, on the date three (3) months after the date upon which the Extension Term or the then current Renewal Term (as the case may be) is due to expire. Each 3-Month Extension Term shall be upon the same covenants, terms and conditions as in this Lease for the Extension Term or the then current Renewal Term, as the case may be, except that the rate of Base Rent during any 3-Month Extension Term shall be equal to 110% of the rate of Base Rent in effect during the Extension Term or the then current Renewal Term (as the case may be). Tenant may exercise any 3-Month Extension Option by written notice to Landlord given not later than the date which is twelve (12) months prior to the expiration of the Extension Term or the then current Renewal Term (as the case may be).
(b)If Tenant holds over after expiration or termination of this Lease without the written consent of Landlord, then, in addition to Landlord’s right to bring a removal action against Tenant, Tenant shall pay as rent for the New Premises with respect to each portion of the New Premises within which Tenant is holding over (the “Holdover Space”), Base Rent for the first sixty (60) days and thereafter at a Base Rent in the amount of one hundred fifty percent (150%) of the then current Base Rent plus Tenant’s then current Proportionate Share of the increases in Operating Expenses and Taxes in excess of the Operating Expense Base Amount and Tax Base Amount, respectively (collectively, the “Holdover Rental”). If Tenant is holding over in any portion of a floor entirely leased by Tenant, the entire floor will be considered Holdover Space. No holding over by Tenant after the Extension Term or any applicable Renewal Term shall be construed to extend the Lease. Tenant shall not be liable for any damages incurred by Landlord due to the loss of a prospective third-party tenant or delay in delivering the New Premises or any portion thereof to a prospective third-party tenant unless such prospective tenant has executed a lease a minimum of one hundred fifty (150) days prior to the expiration of the Extension Term, or if applicable, a Renewal Term, and Landlord has provided written notice to Tenant that such prospective tenant has executed a lease for all or any portion of the New Premises that includes the Holdover Space or an Intervening Floor (defined below), or (a) if a lease has been executed after such date, at least ninety (90) days prior to the date a prospective third-party tenant lease, or work with respect to such lease, is to commence in a portion of the New Premises that includes the Holdover Space, then in either event, Tenant shall be responsible for any losses, damages or liabilities incurred by Landlord, including consequential damages, but as to consequential damages, solely as a result of the loss of a new tenant, if applicable, and Tenant shall indemnify Landlord against all claims for damages (together with reasonable attorneys’ fees incurred by Landlord) as a result of Tenant’s holdover accruing from and after the date that is ninety (90) days following the Lease expiration or termination, or ninety (90) days following the date a prospective third-party tenant lease, or work with respect to such lease, is to commence, as applicable, provided that Landlord shall use commercially reasonable efforts to mitigate any damages resulting from such holdover. Any holding over with the consent of Landlord in writing shall thereafter constitute a tenancy at sufferance relationship between Landlord and Tenant. The provisions of this paragraph shall survive the expiration or termination of this Lease. If Holdover Space is separated by a floor that is not Holdover Space, the floor that is not Holdover Space is an “Intervening Floor”. By way of example, if Tenant is holding over on all or a portion of the 17th floor and the 19th floor, the 18th floor is an Intervening Floor. For purposes of this Section 16(b), Tenant shall be deemed to be holding over in an Intervening Floor even if not occupied by Tenant.
26.Hazardous Materials. If Landlord’s removal of Hazardous Materials in accordance with Section 26(o)(i) of the Ninth Amendment is expected to last more than five (5) business days, Landlord shall either provide Tenant with substitute or temporary space in the Building to conduct its business or reimburse Tenant for (i) the actual costs incurred for securing substitute or temporary space for the full temporary rental term; and (ii) for all actual costs incurred by Tenant related to Tenant’s temporary relocation.
27.Broker. Each of Landlord and Tenant represents and warrants to the other that neither has dealt with any broker or agent in negotiating this Seventeenth Amendment except Jim Bailey of Cushman & Wakefield of Texas, Inc. (in conjunction with the Denver, Colorado office of Cushman and Wakefield, Inc.) (Tenant's broker) (collectively, the “Broker”). Landlord will pay any commission owed to the Broker pursuant to a separate agreement. Each of Landlord and

Tenant will indemnify and hold the other harmless from all damages paid or incurred by the other resulting from any claims asserted against such party by brokers or agents claiming through the other party.
28.Reaffirmation of Lease Terms. Tenant and Landlord agree that the terms, covenants, and conditions of the Lease shall remain and continue in full force and effect as amended herein. Tenant confirms that Landlord is in compliance with the Lease provisions and that Tenant does not have any defenses, claims or offsets against Landlord as of the Effective Date. As of the Effective Date, Tenant waives and releases Landlord and its agents and employees, from any and all claims, demands, damages, actions, causes of action, or suits of any kind or nature whatsoever, known or unknown, arising out of or in connection with the Lease and/or the use or occupancy of the Current Premises prior to the Effective Date. Except as specifically modified in this Seventeenth Amendment, the Lease remains in full force and effect. If there is any conflict between the terms and provisions of this Seventeenth Amendment and the terms and provisions of the Lease as amended by the Ninth, Tenth, Eleventh, Twelfth, Thirteenth, Fourteenth, Fifteenth and Sixteenth Amendments, the terms and provisions of this Seventeenth Amendment shall govern.
29.Authority. Each of Landlord and Tenant represents and warrants to the other that the person executing this Seventeenth Amendment on behalf of such party is duly authorized to do so. As of the Effective Date, Tenant represents and warrants to Landlord that (a) there are no subleases, assignments, or other agreements between Tenant and any third party concerning or affecting the Lease or the Current Premises or any portion thereof; and (b) Tenant has not assigned, conveyed, pledged, or granted any interest in the Lease or any portion of the Current Premises to any person or entity.
30.OFAC SDN Compliance. Landlord and Tenant hereby represent and warrant that they are not: named as a “specially designated national and blocked person’ on the most current list published by the U.S. Treasury Department Office Of Foreign Assets Control.
31.Notices. Upon the Effective Date, the notice addresses for Landlord and Tenant shall be the following:
Landlord:    KBSII Granite Tower, LLC
c/o Transwestern
1099 18th Street, Suite 500
Denver, Colorado 80202
With a simultaneous
copy to:
Koll Bren Schreiber Realty Advisors, Inc.
800 Newport Center Drive, Suite 700
Newport Beach, California 92660
Attn: Clint Copulos, Senior Vice President
and:

Moye White LLP
1400 16th Street, 6th Floor
Denver, Colorado 80202
Attn: Thomas M. List, Esq.
Tenant:    Anadarko Petroleum Corporation
John A. Frere, III
1201 Lake Robbins Drive The Woodlands, Texas 77380
With simultaneous
copies to:    Facilities Manager
Anadarko Petroleum Corporation 1099 18th Street, Suite 1800
Denver, CO 80202
and:    James P. Bailey, Jr.
Cushman & Wakefield of Texas, Inc.
1330 Post Oak Boulevard, Suite 2700
Houston, TX 77056
32.Miscellaneous.
(a)Governing Law. The governing law of this Seventeenth Amendment and all provisions hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.
(b)Complete Agreement. This Seventeenth Amendment contains all agreements, understandings and arrangements between the parties hereto with regard to the matters described herein.
(c)Benefit. Subject to the limitations on Tenant's assignment and subleasing provided in the Lease, this Seventeenth Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
(d)Amendment. This Seventeenth Amendment may not be amended except in writing signed by the parties hereto.
(e)Headings. The paragraph headings of this Seventeenth Amendment are for reference only and shall not be deemed to alter or affect the meaning of the terms hereof.
(f)Binding Effect. This Seventeenth Amendment becomes effective only upon the execution and delivery by Landlord and Tenant.
(g)Time. Time is of the essence hereof.

(h)Survival. All covenants, agreements, representations and warranties as set forth in this Seventeenth Amendment shall survive the termination of the Lease as amended herein.
(i)Counterparts. This Seventeenth Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Seventeenth Amendment to Lease on the day and year first above written.
Signatures appear on following page.

LANDLORD:
KBSII GRANITE TOWER, LLC, a Delaware limited
liability company

By:	KBS Capital Advisors, LLC, its Authorized Agent

By:	/s/ Clint Copulos
Clint Copulos, Senior Vice President
TENANT:
ANADARKO PETROLEUM CORPORATION,
a Delaware corporation

By:	/s/Amanda M. McMillian
Amanda M. McMillian

Its:	EVP and General Counsel

Exhibit A
Original Lease Premises

Suite	Square footage	Pro-Rate Share

Suite 400	16,506	2.9339%
Suite 500	12,330	2.1916%
Suite 550	6,003	1.0670%
Suite 600	21,008	3.7341%
Suite 700	20,858	3.7075%
Suite 900	20,297	3.6077%
Suite 1000	20,297	3.6077%
Suite 1100	20,297	3.6077%
Suite 1200	20,298	3.6079%
Suite 1300	20,740	3.6865%
Suite 1400	20,740	3.6865%
Suite 1500	20,740	3.6865%
Suite 1600	21,080	3.7469%
Suite 1700	19,688	3.4995%
Suite 1800	20,138	3.5795%
Suite 1900	21,154	3.7600%
Suite 2000	19,752	3.5108%
Suite 2200	21,154	3.7600%
TOTAL	343,080	60.9820%

EXHIBIT A-1
BOMA 2017 REMEASUREMENT

Anadarko RSF
Floor	Current	2017 BOMA
4	16,506	17,088
5	12,330	18,799
550	6,003	0
6	21,008	21,492
7	20,858	21,516
9	20,297	21,692
10	20,297	21,692
11	20,297	21,704
12	20,298	21,692
13	20,740	21,692
14	20,740	21,692
15	20,740	21,692
16	21,080	21,691
17	19,688	21,692
18	20,138	21,609
19	21,154	21,262
20	19,752	21,260
22	21,154	22,319
	343,080	360,584

EXHIBIT B
ADDITIONAL LEASE PROVISIONS
A.MANAGEMENT. So long as Tenant leases at least 150,000 rentable square feet, Landlord shall establish a committee for the Building to include representatives of Tenant and, at Landlord’s election, other tenants leasing no less than 100,000 rentable square feet each, and the Building’s ownership and management (“Management Committee”) for the purpose of providing Tenant (and other tenants on the Management Committee) with ongoing information concerning changes in the operation and management of the Building, and matters affecting Tenant’s permitted use of the New Premises, and to allow Tenant’s (and other tenants’) input in these processes. Landlord shall consider any reasonable recommendation of Tenant, but shall not be obligated to implement any such recommendation, unless such recommendations have become industry practice in comparable buildings in the central business district of Denver, Colorado. Meetings of the Management Committee shall occur either (a) upon the written notice of Tenant to Landlord, but not more often than two (2) times in any calendar year, or (b) upon the written notice of Landlord to Tenant. The property manager for the Project shall at all times be (a) reputable company (or an Affiliate thereof or a successor company whose predecessor company met the requirements contained herein) of recognized standing (i) whose principal property management personnel are of recognized experience and capability, including a reputation for and experience in operating office buildings in accordance with Class A Standards, (ii) that is engaged in the property management business, and (iii) that shall have had under management for at least five (5) consecutive years prior to its undertaking of management of the Project at least 3,500,00,000 square feet of net rentable area of “Class A” high rise office space of at least twenty (20) stories (which may include related retail space) in major metropolitan areas in the United States or Canada (“Class A High Rise Office Space”) (provided, however, if the property management company is also the owner of the Building or an Affiliate of the owner of the Building, the requirement (iii) (except as otherwise provided for in above shall be satisfied if the property management company (or its Affiliates or their respective predecessor companies) have had under management prior to its undertaking of management of the Project at least 3,500,000 square feet of net rentable area of Class A High Rise Office Space and the principal management persons engaged at the Project have at least five (5) years of experience managing Class A High Rise Office Space), or property management company reasonably acceptable to Tenant; provided, however, in no event shall these requirements apply to the hiring of brokers or leasing agents. Tenant shall have the right to approve the property manager’s senior representative located at the Building (which approval shall include the ability to reject a suggested individual and to require Landlord to remove an individual) in accordance with and subject to the procedures set forth below. Subject to the foregoing limitations, if for any reason Tenant, acting reasonably, is unable to establish a satisfactory working relationship with such senior representative or the Building is not managed in accordance with Class A Standards, Tenant shall have the right, upon ninety (90) days’ prior written notice to Landlord, but which notice may not be given more than once during any calendar year, to cause Landlord to replace such senior representative with another senior representative reasonably satisfactory to Tenant. Notwithstanding anything contained herein to the contrary, Tenant approves Transwestern as the management company for the Building and Karla Flowers as the current senior property manager for the Building.
B.BACKGROUND CHECKS. Landlord shall, with respect to its employees and the employees of Landlord’s property manager for the Building who are engaged in the operation, maintenance and/or repair of the Property (hereinafter “Landlord’s Personnel”), use reasonable efforts to conduct background checks through a reputable background check service and comply with applicable state law pertaining to verifying employment authorizations at the time of hire. The entire background check process shall comply with: (i) the Federal Fair Credit Reporting Act (“FCRA”) requirements including, but not limited to, the receipt of a FCRA-compliant signed authorization from the individual undergoing the background check and, if applicable, the provision of a pre-adverse action notice and an adverse action notice; and (ii) any relevant state and local laws. Further, Landlord agrees that its background check process shall conform to the requirements of applicable law; in the event of a conflict between this Seventeenth Amendment and applicable law, applicable law shall control. In addition, the assessment of whether a conviction renders an individual unsuitable for a position shall comply with the most-recent guidance from the Equal Employment Opportunity Commission regarding consideration of arrest and conviction records in employment decisions under Title VII of the Civil Rights Act of 1964. In the event that an individual is disqualified from performing work on the New Premises following a valid background assessment, the disqualification shall continue for a minimum of one year thereafter. Following the expiration of the one-year period, the individual may be reassessed periodically to determine whether it is appropriate for the individual to resume work on the New Premises.
C.REDUCTION OF SERVICES. Provided that no material event of default by Tenant has occurred and is continuing, if Tenant vacates one (1) floor or more of the New Premises without terminating this Lease with respect to such floor(s), Tenant shall have the ability to cause Landlord to suspend services to the vacated portion of New Premises. At no additional cost to Landlord, Landlord shall, as soon as reasonably practical, implement any such suspension measures following receipt of Tenant’s written request. Tenant shall be entitled to the actual savings realized by Landlord, if any, as a result of such suspension measures, as reasonably determined by Landlord. It is understood that Landlord reserves the right to provide services, utilities or perform maintenance to the level that is reasonably necessary to prevent extraordinary deterioration of vacated portions of the New Premises, in Landlord’s reasonable judgment.
D.RESTRICTED TENANTS. During the Extension Term and provided that Tenant has not assigned the Lease or subleased the New Premises, Landlord shall not, without Tenant’s prior written consent, which may be withheld in Tenant’s sole discretion, enter into a direct lease with, or modify an existing lease to allow for, the following types of tenants or uses, nor approve or consent to a sublease or an assignment (where Landlord has the express ability to approve or consent to such request in the applicable lease) to the following types of tenants or uses (“Restricted Tenants”):

A.
governmental bodies, agencies, or bureaus (of the United States, any state, county, municipality or subdivision thereof), or any agency or subdivision thereof, to the extent permitted by Applicable Law;

B.	foreign government or subdivision thereof, or any foreign consulates and embassies;

C.
any school, day-care facility or similar organization providing services to the general public (as distinguished from providing service only to tenants of the Building), except that to the extent day-care or similar facilities become accepted amenities for comparable buildings in the central business district of Denver, Colorado, then a day- care facility serving Building tenants only shall not be a Restricted Tenant so long as operated in accordance with a Class A Standard;

D.
except those operated by Tenant or other tenants for the exclusive use of their employees, offices of any health care professionals or service organization, except for a. administrative offices where no diagnostic, treatment or laboratory services are performed and b. offices of medical providers providing services to the general public of a type consistent with the character of comparable buildings in the central business district of Denver, Colorado;

E.	radio, television or other broadcasting stations with a studio audience or substantial number of regular visitors from the general public;

F.	living quarters, sleeping apartments, or lodging rooms;

G.	any sexually oriented business or any business that mandates scantily clad employees or risqué clothing for employees at the Building (including Hooters, Twin Peaks, Tilted Kilt and the like);

H.	employment agencies regularly serving the public from their leased space or any collection agency;

I.	any manufacturing in the Building;

J.	storage or keeping of any foul or noxious gas or substances in or on the Building which are offensive to ordinary tenants in comparable buildings in the central business district of Denver, Colorado;

K.	a primary purpose of the use, handling or storage of Hazardous Materials in or on the Building, except for de minimis quantities typical with office use;

L.	any auction, liquidation, fire sale, going-out-of-business sale or bankruptcy sale;

M.
any portion of the Building above the second floor being used for restaurants, bars, lounges or retailers offering retail services open to the public; provided that any retail use (including on the first and second floors) shall meet first class retail standards for high rise office buildings;

N.	any “hoteling” (i.e., shared working environment) type of tenant in the Low-Rise Elevator Bank;

O.
any purpose that would create a density that exceeds, on an average daily use basis, the density level which the Building’s Systems and the Building Garage can accommodate within their design criteria; however, such population density may from time to time exceed such level on a temporary basis for meetings, conferences and other events of a temporary nature in the Low-Rise Elevator Bank;

P.	any purpose that would create unreasonable elevator loads in the Low-Rise Elevator Bank;

Q.
any individual or business that participates in the sale, use, transportation, promotion, or distribution of marijuana, illegal drugs, firearms, explosives, weapons, alcoholic beverages, controlled substances, or drug paraphernalia.

Landlord represents and warrants that there are no leases, subleases or occupancy agreements with Restricted Tenants in the Building as of the Effective Date. If a court of competent jurisdiction should determine, in a final, non-appealable judgment, that one or more of the restrictions on Landlord under this Section D are illegal or unenforceable, the applicable restriction or restrictions on Landlord determined to be unenforceable shall automatically terminate, but such termination shall not affect the remainder of this Lease or the other restrictions set forth above, which shall continue in full force and effect. The foregoing restriction shall apply from the Effective Date through the end of the Extension Term of this Lease.

EXHIBIT C
WORK LETTER

1.
Conflicts: Terms. If there is any conflict or inconsistency between the provisions of the Seventeenth Amendment and those of this Exhibit C (the "Work Letter"), the provisions of this Work Letter will control. Except for those terms expressly defined in the Work Letter, all initially capitalized terms will have the meanings stated for such terms in the Seventeenth Amendment. The following terms have the meanings indicated:

(a)	“Delivery Date” means the Effective Date of this Seventeenth Amendment.

(b)	“Landlord’s Representative” means Karla Flowers.

(c)	“Tenant’s Representative” means Trish Eshbaugh.

(d)	“Landlord’s Work” means all alterations, improvements and installations to the New Premises to be completed by Landlord, at its sole cost and expense, from time to time, pursuant to Paragraph 3 below.

(e)
“New Premises Tenant Improvements” means all alterations, leasehold improvements and installations to be constructed or installed by Tenant in the New Premises, from time to time, according to this Work Letter.

(f)
“Building Standard” means those certain component elements utilized in the design and construction of improvements in the Building that have been pre-selected by Landlord to ensure quality, function and appearance throughout the Building (which elements may include, but are not limited to, ceiling systems, doors, hardware, walls, floor coverings, finishes, window coverings, light fixtures and HVAC components).

(g)	“Future Improvements” shall have the meaning set forth in Paragraph 11 of the Seventeenth Amendment.

(h)
“Material Change Order” shall mean a change, addition or alteration in the New Premises Tenant Improvements as shown by the Construction Plans for all or any portion of an area consisting of at least one full floor of the New Premises that exceeds a cumulative cost of Two Hundred Thousand Dollars ($200,000.00).

2.
Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters covered by this Work Letter. Tenant appoints Tenant's Representative to act for Tenant in all matters covered by this Work Letter. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Tenant will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers and contractors or any of their agents or employees, with regard to matters covered by this Work Letter. Either party may change its Representative under this Work Letter at any time by three (3) days’ prior written notice to the other party.

3.	Landlord Obligations.
Delivery Conditions. Tenant acknowledges that they are in possession of the New Premises.

Restroom Renovations and HVAC Upgrades. Per Paragraph 16 of this Seventeenth Amendment.

4.
Construction Plans. Tenant agrees to construct in and upon the New Premises the New Premises Tenant Improvements in accordance with the provisions of this Work Letter. From time to time after execution of this Seventeenth Amendment, Tenant shall submit to Landlord for Landlord’s approval, plans and specifications and a cost estimate for construction of all or any portion of the New Premises Tenant Improvements (“Construction Plans”) for an area consisting of at least one full floor of the New Premises per request (“Tenant’s Buildout Proposal”). Landlord will approve or disapprove in writing each of Tenant’s Buildout Proposal(s) within five (5) business days after receipt from Tenant and, if disapproved, Landlord shall provide Tenant with specific reasons for disapproval. If Landlord fails to approve or disapprove the applicable Tenant’s Buildout Proposal on or before the end of such five (5) business day period, and Tenant has provided to Landlord written notice that Landlord has failed to respond to such request for consent, then Landlord shall be deemed to have approved the last submitted Tenant’s Buildout Proposal if Landlord fails to respond within two (2) business days after such written notice from Tenant. The foregoing process shall be repeated until Landlord has approved (which shall include deemed approval) the applicable Tenant’s Buildout Proposal for the submitted area of the New Premises (such Tenant’s Buildout Proposal, when approved by Landlord and Tenant, is herein referred to as the “Construction Plans”). Landlord and Tenant acknowledge that the New Premises Tenant Improvements may be completed by Tenant in stages and that the foregoing process to review and approve each of Tenant’s Buildout Proposal(s) shall be utilized for each stage of the construction of the New Premises Tenant Improvements.

5.
Tenant’s Contractor. Subject to Landlord’s approval, which consent shall not be unreasonably withheld, conditioned or delayed, with respect to the construction work to be performed in the New Premises, Tenant shall have the right to undertake both “building standard” and non “building standard” leasehold improvements within the New Premises (except where same relate to base building structural and/or mechanical systems) through outside contractors of its own choosing (“Tenant’s Contractor(s)”), subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the entry and work on the part of Tenant’s Contractor(s) (i) shall be in coordination with Landlord’s contractors and their subcontractors, (ii) shall not unreasonably interfere with or delay completion of the work to be performed by Landlord in the New Premises or elsewhere in the Building, (iii) shall be subject to reasonable Landlord’s Construction Rules and Regulations and in compliance with Landlord’s reasonable insurance requirements, (iv) will not be allowed for structural engineering and Tenant agrees to utilize Landlord’s contractor (currently Martin & Martin) provided that such costs are market.

6.	Construction Contract. Tenant shall enter into a construction contract for the New Premises Improvements directly with the Tenant’s Contractor, subject however to the following terms and conditions:

a.	All Material Change Orders shall be subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

b.
Tenant’s Contractor (or Tenant) shall specifically be required to carry insurance in the types and amounts set forth on Exhibit C-1 attached hereto in connection with such construction, for the benefit of Tenant, Landlord, and Tenant’s Contractor.

c.
Neither Tenant’s Contractor, nor any of its subcontractors, shall be permitted to unreasonably interfere with the work of Landlord’s contractors or subcontractors otherwise performing work within the Building. Tenant shall be responsible for any damage to the New Premises or the Building (including the premises of other tenants) directly caused by Tenant’s Contractor, or any of its subcontractors.

d.
Tenant shall cause the Tenant’s Contractor to diligently proceed with the completion of construction of the New Premises Tenant Improvements after commencement thereof, in accordance with the Construction Plans. Landlord shall not be responsible to Tenant for any defects in the New Premises Tenant Improvements caused by the construction; Tenant shall be primarily responsible for resolving any claims of construction defects with Tenant’s Contractor or Tenant’s Architect (as hereinafter defined), but Landlord and Tenant agree to cooperate in this regard.

e.
Landlord may submit a list of approved subcontractors for consideration by Tenant’s Contractor. Landlord will have the right to review and reasonably approve Tenant’s subcontractor list once the construction contract has been awarded to Tenant’s Contractor.

7.
Construction. Tenant will construct the New Premises Tenant Improvements in a good and workmanlike manner, using only experienced contractors, architects (“Tenant’s Architect”), and other consultants subject to Landlord’s reasonable approval and compliance with Landlord’s insurance requirements. Even if Landlord has permitted Tenant and Tenant’s Architect and Tenant’s Contractor(s) access to the New Premises in order for Tenant to prepare the Tenant’s Buildout Proposal and/or Construction Plans and to prepare for construction of the New Premises Tenant Improvements, Tenant shall not commence the actual construction of New Premises Tenant Improvements until (1) Tenant has obtained the necessary government permits, and (2) Tenant has furnished to Landlord proof of insurance coverage as described in Exhibit C-1. Upon Tenant’s request, Landlord will promptly provide to Tenant such drawings, plans, documents, and other technical information in Landlord’s possession or subject to Landlord’s control which relate to the Building (including but not limited to the structural, plumbing, electrical, HVAC, utilities, reserved water capacity, and other features of the Building) and which may be necessary or convenient for Tenant’s preparation of the Tenant’s Buildout Proposal, Construction Plans, and/or applications for government permits. All work for the New Premises Tenant Improvements shall be carried out by Tenant’s Contractor under Tenant’s direction, in compliance with the contractor rules and regulations reasonably promulgated by Landlord from time to time copies of which shall be attached and incorporated into Tenant’s contracts with Tenant’s Contractor and all subcontractors. Tenant has received a copy of such rules and regulations in effect as of the Effective Date. Tenant warrants that the New Premises Tenant Improvements shall conform to the Construction Plans and to the requirements of all applicable laws, including building, plumbing, and electrical codes and other requirements (such as ADA compliance, if not Landlord’s obligation pursuant to Paragraph 3 above), of governmental authorities with jurisdiction over the New Premises Tenant Improvements. Tenant shall timely pay all claims for labor or materials furnished for the New Premises Tenant Improvements at the New Premises, and shall not allow any mechanic’s or materialman’s lien or claim for lien to be justly filed against the New Premises in connection with the New Premises Tenant Improvements.

8.	Tenant Changes. Tenant may make changes, additions or alterations in the New Premises Tenant Improvements as shown by the Construction Plans after Landlord’s final approval of such

Construction Plans, provided, however, any Material Change Order shall be delivered to Landlord for its approval, not to be unreasonably withheld, conditioned or delayed. Tenant’s Architect shall complete all working drawings necessary to show the change, addition or alteration, and a Material Change Order in form reasonably satisfactory to Landlord. Following its approval of a Material Change Order, Landlord shall deliver to Tenant its written approval of the Material Change Order and authorization to proceed with the work as shown by the Material Change Order. Tenant shall cause Tenant’s Architect to provide documentation for all material changes to the Construction Plans at the time each Material Change Order is authorized for construction. Landlord shall notify Tenant of any objections or issues with a Material Change Order documentation. At the conclusion of construction, Tenant shall cause Tenant’s Architect to update the Construction Plans as necessary to reflect all changes to the Construction Plans during the course of construction.

9.
Insurance. Tenant’s Contractor shall comply with the insurance requirements set forth on Exhibit C-1 attached hereto. Such insurance shall expressly insure both Tenant and, as additional insured, Landlord and the Property Manager.

10.
Permitted Costs and Tenant Improvement Allowance. Tenant shall bear the costs and expenses for the preparation of Tenant’s Buildout Proposal and Construction Plans, obtaining all necessary permits, and construction of New Premises Tenant Improvements. However, Landlord shall reimburse to Tenant the Tenant Improvement Allowance set forth in Paragraph 11 of the Seventeenth Amendment, to be disbursed from Landlord to Tenant to pay “Permitted Costs” as defined below, and subject to compliance by Tenant and the Tenant’s Contractor with the applicable provisions for disbursement of funds by Landlord as set forth herein. Not more often than monthly, Tenant’s Contractor shall present to Landlord standard AIA pay request forms G701, G702, and G703 for payment certified by Tenant’s Architect and approved by Tenant, together with applicable invoices and unconditional lien waivers (or, from subcontractors only, waivers conditioned only on payment) respecting all completed work covered by the pay request. Within thirty (30) days from receipt of the pay request and all required documentation, Landlord will disburse to Tenant, Tenant’s Contractor (or other appropriate vendor(s) indicated in such pay request), the amount approved by Landlord for work in place in the New Premises or materials stored in the New Premises and covered by the pay request form, less a 10% hold back for retainage from the Tenant Improvement Allowance. Landlord itself or through an agent shall have the right, but not the obligation, to verify all requests for payment to assure Landlord that all work requested has been completed in substantial compliance with the approved Construction Plans and that no greater proportion of the Tenant Improvement Allowance is being disbursed than represents the proportionate portion of the New Premises Tenant Improvements that have been completed in substantial compliance with the approved Construction Plans. It is understood and agreed that Tenant shall be solely responsible to pay all costs of completing the New Premises Tenant Improvements, subject to Landlord’s agreement to disburse the Tenant Improvement Allowance in accordance with the terms and conditions of this Work Letter. Upon submittal of the second to last pay application, Landlord shall reduce the retainage to five percent (5%). Upon completion of all New Premises Tenant Improvements and evidence of compliance with the approved Plans and Specifications and all of the other construction documents (including a certificate of occupancy by the City of Denver and a certificate made by Tenant’s Architect to Landlord certifying Substantial Completion of the New Premises Tenant Improvements in accordance with the requirements of this Work Letter), and subject to proof submitted by Tenant and Tenant’s Contractor that all payments respecting the New Premises Tenant Improvements have been completed and all unconditional lien waivers provided, and upon receipt of the final as- built plans of the New Premises Tenant Improvements, Landlord shall release to Tenant’s Contractor any retainage, not to exceed the then undisbursed amount of the Tenant Improvement

Allowance. “Permitted Costs” means collectively (1) the contract sum required to be paid to Tenant’s Contractor engaged to construct all or any portion of the New Premises Tenant Improvements (the “Contract Sum”), (2) the fees of the preparer of the engineering plans and the Construction Plans, and (3) payment of the Tenant’s Construction Management Fee, (4) expenses to build out fully finished and ready-to-occupy space, including permitting fees, and costs of construction, materials, equipment, permit applications, fees and code compliance, special facilities and any “built-ins,” general contractor’s fees, Landlord’s actual costs for Building engineering or security staff labor resulting from Tenant’s construction activities and generally all actual and reasonable costs to complete construction and design of the New Premises Tenant Improvements, and (5) invoices for low voltage cabling, relocation costs, third party move expenses, furniture to be used in the Premises such as demountable walls (including deposits) and similar items and lobby security desk. As provided in Paragraph 11 hereof, Tenant is responsible for the Excess Costs associated with the construction of the New Premises Tenant Improvements (the “Tenant Contribution”), representing Tenant’s contribution toward the costs of completing the New Premises Tenant Improvements. Any disbursement of the Tenant Improvement Allowance by Landlord shall be subject to further withholding based on the relative proportion of the total amount of the Tenant Contribution to the total amount of the Tenant Improvement Allowance basis.

11.
Tenant’s Contribution to Tenant Improvement Costs. Landlord’s obligation to pay for the cost of completing the New Premises Tenant Improvements shall not exceed the Tenant Improvement Allowance. The Tenant Improvement Allowance, subject to the limitations on the amount thereof, is intended to apply to all Permitted Costs. The Tenant Improvement Allowance shall include a fee payable to Landlord’s construction manager for construction oversight services in an amount equal to Twelve Thousand Dollars ($12,000.00) per month, which fee shall be included within the Tenant Improvement Allowance and shall be capped at a maximum of Two Hundred Sixteen Thousand Dollars ($216,000.00). If the cost of the New Premises Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall be responsible for any such excess (the “Excess Costs”). Landlord shall have, in connection with such Excess Costs, all the rights and remedies granted under the Lease in connection with the enforcement of collection of Monthly Base Rent.

12.
As-Builts. Within sixty (60) days after Substantial Completion of the New Premises Tenant Improvements for a phase of construction (for example, one full floor of the New Premises), Tenant will provide to Landlord a copy of the CADD file containing the as-builts of such phase of construction, including Mechanical/Electrical/Plumbing (MEP) CADD files.

13.
Substantial Completion, Landlord Delay and Tenant Delay. “Substantial Completion” of construction of all or any portion of the New Premises Tenant Improvements (by full floor) shall be defined as the date upon which Tenant’s Architect and Landlord determine that the New Premises Tenant Improvements for such floor have been substantially completed in accordance with the Construction Plans, except for such items that constitute minor defects or adjustments which can be completed after occupancy without causing any material interference with Tenant’s use of the applicable portion of the New Premises (so called “Punch List” items). After the completion of the applicable portion of the New Premises Tenant Improvements, Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of improvements performed on the applicable portion of the New Premises. The term “Landlord Delay” as used in this Work Letter shall mean any delay in the completion of the applicable portion of the New Premises Tenant Improvements which is due to any act or omission of Landlord (wrongful, negligent or otherwise), its agents or contractors (including acts or omissions while acting as agent or contractor for Tenant). The term Landlord Delay shall include, but shall not be limited to any: (1)

delay in the giving of authorizations or approvals by Landlord; (2) delay attributable to the acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors, where such acts or failures to act delay the completion of the applicable portion of the New Premises Tenant Improvements; (3) delay attributable to the interference of Landlord, its agents or contractors with the completion of the applicable portion of the New Premises Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, access to and use of the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary to complete the applicable portion of the New Premises Tenant Improvements; and (4) delay by Landlord in administering and paying when due the Tenant Improvement Allowance (in which case, in addition to such delay being deemed a Landlord Delay, Tenant shall have the right to stop the construction of the applicable New Premises Tenant Improvements). In no event shall Tenant’s remedies or entitlements for the occurrence of a Landlord Delay be abated, deferred, diminished or rendered inoperative because of a prior, concurrent, or subsequent delay resulting from any action or inaction of Tenant. “Tenant Delay” shall include, without limitation, any delay in the completion of construction of all or any portion of the New Premises Tenant Improvements resulting from (i) Tenant’s failure to comply with the provisions of this Work Letter, (ii) delay in work caused by submission by Tenant of a request for any Change Order following approval of the Construction Plans, or for the implementation of any Change Order, or (iii) any delay by Tenant in timely submitting comments or approvals to the Construction Plans. The failure of Tenant to take possession of or to occupy all or any portion of the New Premises shall not serve to relieve Tenant of obligations arising on the Extension Term Commencement Date or delay the payment of Rent thereon by Tenant.

14.	Construction of Tenant Improvements.
a.As part of the cost of the New Premises Tenant Improvements to be paid by Tenant (subject to Landlord’s contribution of the Tenant Improvement Allowance as provided herein), at Landlord’s option, Tenant shall reimburse Landlord for costs of remedying deficient or faulty work or inadequate clean-up done by Tenant or Tenant’s Contractor(s) and trash/dumpster use (“Deficient Work”) (unless Tenant’s Contractor uses its own dumpster with Landlord’s consent, in which event, trash removal shall be provided by Tenant’s Contractor; provided that in all events Tenant shall be responsible for removing its own trash from the New Premises to the appropriate dumpster in connection with any construction or installation by Tenant or its agents), provided, however, Landlord shall first provide Tenant with prior written notice affording Tenant ten (10) days within which to remedy any such Deficient Work. Tenant shall not be charged for use of construction electricity.
b.Landlord or its designated agent shall be afforded an opportunity to supervise all New Premises Tenant Improvements at its expense except as set forth in Section 11 of this Work Letter.
c.Except to the extent caused or contributed to by Landlord, Landlord shall not be liable for, and Tenant waives all claims against Landlord for, any defaults of the Tenant’s Contractor and all subcontractors and suppliers relating to construction of the New Premises Tenant Improvements. In the event of any such default, Tenant shall look solely to Tenant’s Contractor or the subcontractors or suppliers.
d.Tenant shall repair any damage to the Building (including the premises of other tenants), or to the property of Landlord or other tenants, and shall indemnify, defend, protect and hold the Landlord and Landlord’s agents harmless from any and all liabilities, obligations, damages, penalties, claims, costs, charges and expenses (including, without limitation, reasonable attorney’s fees) to the extent such claim arises from the negligence of Tenant, its employees, agents (including without limitation Tenant’s Contractor) in the design of the New Premises Tenant Improvements and the process of construction of the New Premises Tenant Improvements.
e.All of the New Premises Tenant Improvements shall be (1) completed substantially in accordance with the approved Construction Plans; (2) completed in accordance with all Laws and applicable governmental requirements; (3) carried out promptly in a good and workmanlike manner; (4) of all new materials, unless Landlord agrees otherwise in writing; and (5) free of defect in materials and workmanship.
f.Tenant’s Contractor and all subcontractors shall abide by the Landlord’s reasonable construction rules that are provided to Tenant in writing.
g.Tenant shall obtain all necessary occupancy permits with respect to the New Premises and shall provide duplicate copies thereof to Landlord. Tenant shall not occupy all or any portion of the New Premises prior to obtaining all necessary occupancy permits for such occupancy and having complied with the insurance requirements of the Lease applicable to the New Premises Extension Term.

EXHIBIT C-1
INSURANCE REQUIREMENTS

1.
INSURANCE. Tenant or Contractor, at its sole cost and expense, shall at all times during the term of the Agreement, carry and maintain the following insurance coverage with insurance companies authorized to do business within the State of Colorado, with a minimum A.M. Best rating of A-VII. Before commencing work, Tenant or Contractor shall furnish LANDLORD with certificate(s) evidencing said insurance policy or policies and shall assume responsibility for placement and renewal of all such policies.

(a)
Commercial general liability insurance, on an occurrence form, adequate to protect the interest of the parties hereto, which shall name LANDLORD and Property Manager as additional insured on a CG 2010 (11/85) or its equivalent form which must include and apply to all products and completed operations performed by contractors but only to the extent of the liabilities assumed by Tenant herein; shall waive all rights of subrogation against LANDLORD on a CG 24 04 10 93 form or its equivalent but only to the extent of the liabilities assumed by Tenant herein; and shall be written on a primary and non- contributory basis over any liability policy carried by LANDLORD but only to the extent of the liabilities assumed by Tenant herein and include an endorsement clarifying such position if the base policy does not include equivalent language. General liability risks and key exposures to be covered shall include, but not be limited to, the Property and Contractor’s operations in connection with the Property, contractual liability (written and oral), personal injury, products and completed operations, Contractor’s Pollution Liability and Owners and Contractors Protective Liability. The limits of each policy shall not be less than $1,000,000 per occurrence and a $2,000,000 separate aggregate for this project for bodily injury, personal injury and property damage; Policy must delete all X, C, and U exclusions.

(b)
Business Automobile liability insurance covering Contractor’s ownership and operation of Owned, Hired (Rented) and Non-Owned automobiles in an amount not less than $1,000,000 combined single limit for bodily injury and property damage; which shall name the LANDLORD as additional insured and shall be written on a primary and non-contributory basis over any liability policy carried by LANDLORD but only to the extent of the liabilities assumed by Tenant herein. Such policy shall contain a waiver of subrogation endorsement in favor of LANDLORD but only to the extent of the liabilities assumed by Tenant herein.

(c)
Workers’ Compensation & Employers Liability insurance in full compliance and in amounts required under all applicable state and federal laws and regulations covering all employees, agents and independent contractors. Coverage shall include employer’s liability insurance in an amount of not less than $1,000,000 each accident, $1,000,000 each disease - each employee, $1,000,000 each disease-policy limit. Such policy shall contain a waiver of subrogation endorsement in favor of LANDLORD but only to the extent of the liabilities assumed by Tenant herein.

(d)
Umbrella liability insurance written on an occurrence form; providing coverage in an amount of not less than $25,000,000 for all services, Such insurance shall name the LANDLORD as additional insured but only to the extent of the liabilities assumed by Tenant herein, and shall waive all rights of subrogation against Landlord and Property Manager but only to the extent of the liabilities assumed by Tenant herein and shall specifically be in excess of all liability coverage provided under the follow coverage sections detailed above:

(a)	Commercial General Liability Insurance,

(b)	Business Auto Liability Insurance

(c)	Employers Liability Insurance
LANDLORD as referenced throughout this Insurance section shall mean all entities listed by addendum to this section. Further, for the purpose of all insurance required of Tenant or Contractor under this Agreement, the meaning of LANDLORD shall include, but not be limited to, any and all employees, directors, officers, agents, shareholders, members, managing members, representatives including those of LANDLORD’s subsidiaries as defined under addendum to this section.
. The policies required under this article shall not be cancelled, non-renewed, reduced, or materially changed without 30 days’ prior written notice to LANDLORD.
Subcontractors and/or Independent Contractors To the extent that the Tenant or Contractor employs, utilizes or contracts with subcontractors and/or independent contractors for some or all of the services to be provided hereunder and pursuant to the Agreement, the Tenant or Contractor shall require such subcontractors and/or independent contractors to carry insurance sufficient to cover such subcontractor’s obligations.
Tenant or Contractor shall have the right to self-insure all or any portion of the insurance required herein. To the extent a party chooses to self-insure, they shall provide a self-insurance letter to Landlord in lieu of a certificate of insurance.

EXHIBIT D
GRANITE TOWER DESIGN PACKAGE
To be attached

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

EXHIBIT D

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 1

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

UN
CAFE

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018

PAGE 2

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018

PAGE 3

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

The redevelopment goal for Granite Tower is to provide upgraded public areas and amenities to support a highly effective, vibrant and functioning work environment. To attract and retain the best staff, companies look to office environments that provide supplemental office functions supporting personal interaction and well-being, contemporary food and beverage service, flexible meeting facilities with health and fitness programs (which also includes bicycle storage and locker functions).

The redevelopment program outlined in this design package addresses this office environment need through the re-purposing, enhanced and expanded ground, second and third floors of Granite Tower.

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 4

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

A highly transparent architectural pavilion is proposed which expands the main lobby/common area and serves as a focal point to the central business district. The expanded lobby will support a new food and beverage operation expanding out to the upgraded outdoor gathering space. A new bicycle storage facility will be located adjacent to the expanded lobby with easy access to the building elevators and third floor locker facilities. The glazing system proposed for the Pavilion will provide improved thermal comfort and energy performance for the new uses in the interior public space and strengthen visual engagement between the street and new and expanded interior amenities.

Other improvements are the finishes and lighting in the three levels of garage lobbies and the elevator cabs.

EXISTING LOBBY

First Floor : Existing

LOBBY
CAFE
BIKE
STORAGE

First Floor Renovated

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 5

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

DAZBOG COFFEE

Access to the building from the elevated urban plaza will be maintained with upgraded finishes and lighting consistent with the ground floor lobby. The existing cafe kiosk will be upgraded with new finishes. Visual transparency and physical connection will be reinforced with the adjacent two-story ground floor lobby. The increased exposure of the new amenities housed at the property will communicate a strong message of a transformed office property into a contemporary and vibrant work environment.

Second Floor : Existing

RENOVATED
COFFEE SHOP

Second Floor Renovated

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 6

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

Highly functioning conference area and meeting spaces are planned for the third floor. These meeting spaces are flexible and expandable to support large business and social functions. The remaining third floor area will be converted into a health and fitness facility with a refined "club" like character. The new exterior terrace space provides a link between each of the amenities housed on this level allows further leveraging Colorado's great climate and exterior workspace supporting both quiet areas and social gathering space.

EXISTING TENANT SPACE
EXISTING TENANT SPACE
EXISTING TENANT SPACE

Third Floor : Existing

LOCKER ROOMS
FITNESS CENTER
FLEXIBLE CONFERENCE SPACE
LOUNGE
PATIO

Third Floor Renovated

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 7

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

Flexible Conference Room

LOCKER ROOMS
FITNESS CENTER
FLEXIBLE CONFERENCE SPACE
LOUNGE
PATIO

Third Floor

Large Room: 32 People; Small room: 18 People (50 Combined)

74 People

Large Room: 87 People; Small room: 51 People (138 Combined)

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

October 29, 2018
PAGE 8

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

LOCKER ROOMS
FITNESS CENTER
FLEXIBLE CONFERENCE SPACE
LOUNGE
PATIO

Fitness

Locker Room

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 9

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

Lounge

Lounge Kitchen

LOCKER ROOMS
FITNESS CENTER
FLEXIBLE CONFERENCE SPACE
LOUNGE
PATIO

Patio

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 10

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

BIKE
STORAGE
LOBBY
CAFE
UP
UP

LOBBY
CAFE
UP
Option 1

LOBBY
CAFE
UP
Option 2

LOBBY
CAFE
UP
Option 3

LOBBY
CAFE
UP
Option 4

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 11

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

Lounge Space

Patio - Indoor/Outdoor Connection

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 12

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

Flexible Conference Room

Lounge Space

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 13

DocuSign Envelope ID: 3704BAC7-FD88-4503-880E-2A79FE4851C5

UN
CAFE

KBS
ALAN COLUSSY ARCHITECTURE
DLR GROUP

Anadarko

October 29, 2018
PAGE 14